Exhibit 99.1

Press Release

Cyren Announces Repayment of Convertible Notes

Debt Balance reduced by 52%

McLean, VA – December 9, 2021 – Today, Cyren Ltd. (NASDAQ:CYRN), a provider of email security and threat intelligence solutions announced that it has paid in full the outstanding principal amount of $10M, along with accrued interest, on unsecured convertible notes issued in December 2018 with a maturity date of December 5, 2021. The debt payment was funded with cash on hand.

As a result, Cyren reduced its debt balance by 52%, from approximately $19M to $9M and strengthened its balance sheet.

About Cyren

More than 1.3 billion users around the world rely on Cyren's cloud security solutions to protect them against cyber-attacks every day. Powered by the world's largest security cloud, Cyren (NASDAQ: CYRN) delivers fast time-to-protection with embedded threat detection, threat intelligence and email security solutions. Learn more at www.cyren.com.

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Cyren’s control, and cannot be predicted or quantified, and are detailed from time to time in reports filed by Cyren with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Cyren does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Company Contact

Kenneth Tarpey, CFO

Cyren

kenneth.tarpey@cyren.com

+1.703.760.3435